EXHIBIT 99.1

Consolidated Communications Accepts $14 Million in Annual Connect America Funding

MATTOON, Ill., Aug. 27, 2015 (GLOBE NEWSWIRE) -- Today, Consolidated Communications Holdings, Inc. (Nasdaq:CNSL), accepted offers from the Federal Communications Commission (FCC) totaling $14 million in annual Connect America Fund (CAF) Phase II support to deploy broadband to approximately 24,700 rural locations across seven states.

"Consolidated Communications has invested heavily to be a leading provider of broadband services in its 11-state footprint," said Bob Udell, President and Chief Executive Officer. "This $14 million in annual funding is dedicated to the high-cost, rural areas where it would not otherwise be economically feasible to offer broadband services. By accepting these funds and expanding our broadband footprint, we are doing our part in improving the economy and livelihoods in the rural communities we serve."

Under the rules of CAF Phase II, the FCC used a cost model to identify qualifying locations eligible for the support. For the locations accepted, the Company will construct and operate a network to offer broadband service speeds of at least 10 Mbps download and 1 Mbps upload to each location and, in turn, receive the annual funding for the length of the program.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its 11-state operations. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. The Company leverages its advanced fiber optic network to offer a wide range of communications services including: high speed data, metro Ethernet, voice, video, wireless backhaul, and cloud and managed services through multiple data centers.

CONTACT: Company Contact:
         Matt Smith
         Treasurer and VP of Finance & IR
         217-258-2959
         Matthew.smith@consolidated.com